UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 25, 2022

CCC Intelligent Solutions Holdings Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	001-39447	98-1546280
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

167 N. Green Street, 9th Floor

Chicago, IL 60607

(Address of Principal Executive Offices, including Zip Code)

(800) 621-8070

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if this Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CCCS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CCC Intelligent Solutions Holdings Inc. (the “Company”) announces that Barrett Callaghan will be transitioning from his current role as the Company’s Executive Vice President, Markets and Customer Success to a senior advisory role with the Company, effective May 31, 2022, and will be retained as a part-time employee by the Company. In this role, it is anticipated that Mr. Callaghan will, among other things, be involved in market related activities, provide strategic insights, and support the development of key personnel. The Company has engaged an executive search firm to identify Mr. Callaghan’s successor.

In connection with this transition, Mr. Callaghan and the Company entered into a second amended and restated employment agreement on April 25, 2022 (the “Agreement”), pursuant to which Mr. Callaghan will serve on a part-time basis as Senior Advisor, Markets and Customer Success. The Agreement provides for a three-year term that will automatically terminate on May 31, 2025, subject to earlier termination in accordance with the Agreement (the “Employment Period”), an annual base salary of $60,000 and, for calendar year 2022, a prorated annual bonus equal to $109,721 (the “Prorated Bonus”). Mr. Callaghan must be employed by the Company on the date the Prorated Bonus is paid in order to receive the Prorated Bonus. Other than with respect to the Prorated Bonus, Mr. Callaghan will not be eligible to participate in the Company’s annual cash bonus program or receive any performance based cash bonus from the Company during the Employment Period. Upon a termination of Mr. Callaghan’s employment by the Company for cause, due to Mr. Callaghan’s death or disability, or by Mr. Callaghan for any reason, Mr. Callaghan will be entitled to payment of accrued benefits.

Pursuant to the Agreement, (i) 68,750 of the 137,500 unvested restricted stock units (“RSUs”) granted to Mr. Callaghan pursuant to an RSU grant agreement dated October 21, 2021 will be immediately forfeited, (ii) 34,375 of the 68,750 unvested performance RSUs that vest based on revenue CAGR (“CAGR PSUs”) granted to Mr. Callaghan pursuant to a CAGR PSU grant agreement dated October 21, 2021 will be immediately forfeited, and (iii) 34,375 of the 68,750 unvested performance RSUs that vest based on total shareholder return (“TSR PSUs”) granted to Mr. Callaghan pursuant to a TSR PSU grant agreement dated October 21, 2021 will be immediately forfeited. The remaining 68,750 RSUs, 34,375 CAGR PSUs and 34,375 TSR PSUs will continue to be eligible to vest during the Employment Period in accordance with the vesting schedule set forth in the applicable grant agreement; provided, that upon the expiration of the Employment Period, any then-unvested RSUs, CAGR PSUs and/or TSR PSUs will be immediately forfeited. Mr. Callaghan’s outstanding options granted pursuant to option agreements dated as of July 10, 2017, as amended, and April 1, 2020 shall remain outstanding and eligible to vest in accordance with their respective original terms and conditions, in each case, as set forth in the respective option agreement. Pursuant to the Agreement, Mr. Callaghan will not receive any new equity awards. The payments and equity vesting treatment provided under the Agreement are subject to and conditioned upon Mr. Callaghan’s execution of a release of claims against the Company.

During the Employment Period, Mr. Callaghan will be eligible to participate in benefit plans and programs as the Company may offer from time to time to its part-time employees, other than any severance plan or program of the Company. In addition, subject to Mr. Callaghan’s timely election of continued coverage under COBRA and continued eligibility for COBRA coverage, the Company will pay Mr. Callaghan a monthly cash payment equal to $1,500. Pursuant to the Agreement, Mr. Callaghan will not engage in any outside full-time employment or other business activities during the Employment Period without the prior written consent of the Chief Executive Officer of the Company. In addition, Mr. Callaghan is subject to a non-competition covenant and a non-solicitation covenant that apply during the Employment Period and for 12 months thereafter.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit Number	Description

10.1	Second Amended and Restated Employment Agreement, dated April 25, 2022, by and between CCC Intelligent Solutions Holdings Inc. and Barrett J. Callaghan.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CCC INTELLIGENT SOLUTIONS HOLDINGS INC.

Date: April 29, 2022

	By:	/s/ Brian Herb
	Name:	Brian Herb
	Title:	Executive Vice President, Chief Financial and Administrative Officer